UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2016

National Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-12629	36-4128138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 417-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 3, 2016, National Holdings Corporation, a Delaware corporation (the “Company”), received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that the Company no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year ended September 30, 2015 (the last meeting of stockholders was held on August 18, 2015). As a result, as of October 3, 2016, the Company had 45 calendar days to submit a plan to regain compliance. If NASDAQ accepts the Company’s plan, NASDAQ can grant an exception of up to 180 calendar days from the fiscal year end, or until March 29, 2017, to regain compliance.

During the Company’s 2016 fiscal year, the Company negotiated and closed the tender offer contemplated by that certain Agreement and Plan of Merger dated as of April 27, 2016, by and among the Company, Fortress Biotech, Inc. and FBIO Acquisition, Inc. (the “Merger Agreement”). In the Merger Agreement, the Company agreed that it would not hold its 2016 Annual Meeting of Stockholders prior to the time that FBIO Acquisition, Inc. accepted for payment all shares that were validly tendered and not withdrawn prior to the expiration time of the tender offer contemplated by the Merger Agreement (the “Acceptance Time”). The Acceptance Time occurred on September 12, 2016.

The Company intends to submit to NASDAQ, within the next ten days, a plan to regain compliance. Pursuant to its plan, the Company will endeavor to hold an annual meeting of its stockholders in January 2017. The proxy statement for such annual meeting being distributed to the Company’s stockholders must be accompanied by or preceded by the delivery of its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as required by Rule 14a-3(b) under the Securities Exchange Act of 1934, as amended. It is anticipated that the Form 10-K will be completed and filed with the Securities and Exchange Commission on or before December 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation

Date: October 7, 2016	By:	/s/ Robert B. Fagenson
Name: Robert B. Fagenson Title: Vice Chairman and Chief Executive Officer